                                                                  EXHIBIT 10.10


                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of March 22, 2002, by and between SUMMIT BROKERAGE SERVICES, INC., a Florida corporation (the "COMPANY"), RICHARD PARKER, an individual ("PARKER") and MARSHALL T. LEEDS, an individual (the "PURCHASER").

                                  WITNESSETH:

         WHEREAS, the Company desires to sell to the Purchaser and the Purchaser desires to purchase from the Company Four Million (4,000,000) shares of Company's common stock, $.0001 par value per share (the "COMPANY SHARES"); and

         WHEREAS, Richard Parker, an affiliate of the Company ("PARKER") borrowed $100,000 from Purchaser ("BRIDGE LOAN") all of which funds were used by Parker to acquire from the Company 1,000,000 shares of the Company's common stock, $.0001 par value (the "PARKER SHARES"), which Parker Shares are pledged for the Bridge Loan and which Bridge Loan is evidenced by, among other documents, a promissory note from Parker in favor of Purchaser, a stock pledge agreement from Parker in favor of Purchaser (the "BRIDGE LOAN DOCUMENTS").

         WHEREAS, Parker desires to sell to the Purchaser and the Purchaser desires to purchase from the Company and Parker all of the Company Shares and the Parker Shares (5,000,000 shares of common stock) (hereinafter collectively referred to as the "SHARES"), pursuant to the terms hereof.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto do hereby agree as follows:

         1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

         2. Purchase and Sale of Shares. Company and Parker hereby agree to sell and transfer to the Purchaser, and the Purchaser hereby agrees to purchase and accept from Company and Parker, the Shares at a purchase price of $0.10 per share, for an aggregate purchase price of Five Hundred Thousand Dollars and No/100 ($500,000.00) (the "PURCHASE PRICE") for all the Shares.

         3.       Purchase Price; Transfer of Shares.

                  (a) Escrow; Closing Date. (a)On the date hereof, the Purchaser shall deliver to his counsel, Kilpatrick Stockton LLP ("KP"), by wire transfer or cashier's check, the sum of $400,000.00, (the "ESCROWED FUNDS"), which funds are to be held in escrow by KP (the "KP ESCROW") pursuant to the Escrow Agreement (defined below).

                  (b) On the date hereof, the Company shall instruct its Transfer Agent to deliver to its counsel, Greenberg Traurig, P.A. ("GT"), 4,000,000 shares of Seller's common stock, $.0001 par value (the "ESCROWED SHARES"), which shares are to be held in escrow by GT

(the "GT ESCROW") pursuant to the escrow agreement by and among Purchaser, Company, KP and GT dated of even date herewith (the "ESCROW AGREEMENT"). Purchaser shall not have any rights as an owner of the Escrowed Shares until the conditions set forth in Section 3(d) below are met, at which time the closing of the transactions contemplated herein and the release of escrow (the "CLOSING") shall be held at the offices of Greenberg Traurig, P.A., 450 S. Orange Avenue, Orlando, Florida at 1:00 p.m., or at such other time and place upon which the Company and the Purchaser shall agree (the date of the Closing is hereinafter referred to as the "CLOSING DATE"). At the Closing, Parker shall deliver the certificate representing the Parker Shares and the parties hereto shall, as applicable, execute and deliver such other documents as required under Sections 7, 8 and 9 of this Agreement.

                  (c) At Closing, the Escrowed Funds will be released to the Company, the Escrowed Shares and the Parker Shares will be released to Purchaser and such release of the Escrowed Funds and the Escrowed Shares shall be governed by, and subject to, the Escrow Agreement.

                  (d) If the Company shall require from time to time the use of a portion of the Escrowed Funds, such Escrowed Funds shall be released to the Company from the KP Escrow (the "RELEASED ESCROW FUNDS") upon written consent of the Company and the Purchaser, which consent may be withheld in either party's sole discretion (the "PARTIES CONSENT") and in each such event, a number of Escrowed Shares shall be released to KP (as counsel for Purchaser) from the GT Escrow as specified in the Parties Consent, such number of shares to be derived by dividing $0.10 into the amount of Escrowed Funds requested to be released (the "RELEASED ESCROW SHARES"). Concurrent with the delivery of the Parties Consent to KP and GT, Parker shall execute and deliver to KP for the benefit of Purchaser amendments to the Bridge Loan Documents increasing the principal balance of the promissory note and the number of pledged shares of stock by the amount of the Released Escrow Funds and Released Escrow Shares, respectively. Any such amounts of Released Escrow Funds and Released Escrow Shares will decrease the number of Shares to be bought from the Company by Purchaser and will increase the number of Shares to be bought from Parker by Purchaser hereunder (which increased Shares shall be included in the definition of the "Parker Shares."

                  (e) The Closing is conditioned on (i) the Company receiving approval of the National Association of Securities Dealers, Inc. (the "NASD") of the change of control of the Company contemplated herein (the "NASD Approval") and (ii) the Purchaser receiving from the First Union Consent (as defined in Section 4(o) below. If the NASD Approval and the First Union Consent are not obtained by May 15, 2002, this Agreement shall terminate and the parties hereto shall be released from their obligations hereunder, except the obligations of Purchaser under Section 11 hereof shall survive and Parker's obligations under the Bridge Loan Documents shall survive.

         4. Representations and Warranties of Purchaser. The Purchaser hereby represents, warrants and covenants to the Company that, in connection herewith:

                  (a) Review and Evaluation of Information Regarding the Company. The Purchaser and his agents have had an opportunity to examine the governing instruments and the material disclosure and other documents and records of the Company, including without


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


limitation, the Company's Form 10-KSB for fiscal 2000, all subsequent reports on Form 10-QSB, all current reports on Form 8-K filed during 2001, the Company's proxy statement for its Annual Shareholders' Meeting held in August 2001, the Company's audited financial statements for fiscal 2001, the Company's unaudited interim profit and loss statement for the two months ended February 28, 2002, and such additional financial and other information as requested by Purchaser and Purchaser's agents. The Purchaser and his agents have had an opportunity to ask questions and receive answers from the Company and its representatives concerning the Company's financial condition and business and to obtain such other information that Purchaser and his agents have deemed necessary to make a fully informed decision. Purchaser and his agents have conducted such investigations of Company as Purchaser deems appropriate for Purchaser's investment in the Shares.

                  (b) Purchaser's Financial Experience. The Purchaser is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of his investment in the Shares and he has had substantial experience in previous private and public purchases of securities.

                  (c) Suitability of Investment. The Purchaser understands that the Shares are speculative investments and involve a high degree of risk, including but not limited to: there is no guarantee of success of the business of the Company; he may not receive any return (economic or otherwise) on his investment, and management and the majority shareholders of the Company have extreme latitude and generally, the sole discretion, to determine the financial picture, operations and potential dissolution of the Company. The Purchaser has evaluated the merits and risks of the Purchaser's proposed investment in the Shares, including those risks particular to the Purchaser's personal situation, and he has determined that this investment is suitable for the Purchaser. The Purchaser has adequate financial resources for an investment of this character, and, at this time, the Purchaser could bear a complete loss of his investment. In addition, Purchaser will continue to have, after making his investment in the Shares, adequate means of providing for his current needs, the needs of those dependent on him, and possible personal contingencies. Further, Purchaser is an "accredited investor" as that term is defined under Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), in that Purchaser has an individual net worth, or joint net worth with his spouse, that exceeds $1,000,000.

                  (d) Investment Intent. The Purchaser is purchasing the Shares for investment purposes only and for his own account, and has no present commitment, agreement or intention to sell, distribute or otherwise dispose of any of them or to enter into any such commitment or agreement.

                  (e) Unregistered Shares; Limitations on Disposition. The Purchaser understands that the Shares are "restricted securities" under the Securities Act and are being sold without registration under federal or any state securities laws ("SECURITIES LAWS") by reason of specific exemptions from registration, and that the Company is relying on the information given herein in its determination of whether such specific exemptions are available. The Purchaser understands that because the Shares have not been and will not be registered under the Securities Laws, they cannot be sold unless and until they are subsequently registered or an exemption from registration is available. The Purchaser acknowledges and understands that neither the

Company, nor any representative of the Company, is under any obligation to register the Shares or the common stock of the Company. The Purchaser acknowledges and understands that the certificates evidencing the Shares will bear a restrictive legend to the effect of subsection 4(j) below. The Purchaser represents that he can afford to hold the Shares for an indefinite period of time. The Purchaser understands that although the Company's common stock is quoted over the NASD Electronic Bulletin Board ("OTCBB"), there is not an active trading market for Company's common stock and that an active trading market for the Shares may never exist.

                  (f) Rule 144. The Purchaser is familiar with the provisions of Rule 144 promulgated under the Securities Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof, in a nonpublic offering subject to the satisfaction of certain conditions. The Shares may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires among other things: (i) the availability of certain public information about the Company; (ii) the resale occurring not less than one year after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and (iii) in the case of an affiliate, or of a non-affiliate who has held the securities less than two years, the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as defined in the Securities Exchange Act of 1934) and the amount of securities being sold during any three month period not exceeding the specified limitation therein, if applicable.

                  (g) Non-Reliance Regarding Tax Consequences. The Purchaser is not relying on the Company, its principals, employees or agents, or any representation contained herein with respect to the tax effect of his investment in the Shares or the other transactions contemplated in this Agreement. The Purchaser has reviewed with the Purchaser's own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser is relying solely on such advisors and not on any statements or representations of the Company, or any of its representatives. The Purchaser understands that the Purchaser (and not the Company) shall be responsible for the Purchaser's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

                  (h) Risks of Investment in the Shares. Purchaser understands and has been advised by Company that the business activities of the Company and an investment in Company are subject to substantial risks, including those described in Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 2000, a copy of which has been delivered to and reviewed by Purchaser.

                  (i) Authority to Enter into Agreement; No Disqualification. Subject to NASD Approval and the First Union Consent (defined below), the Purchaser has the full right, power and authority to execute and deliver this Agreement and perform his obligations hereunder, and when executed and delivered, this Agreement will constitute a valid and legally binding obligation of such Purchaser.

                  (j) Legends. Each certificate representing the Shares may be endorsed with the following legends:

                  The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws. The shares may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Act and applicable state securities laws or an opinion of counsel satisfactory to the Corporation that such registration is not required.

                  (k) Residence. Purchaser is a resident of the State of Florida.

                  (l) NASD Affiliation. Purchaser has served as a principal of other broker/dealer firms. Purchaser is familiar with the rules of the National Association of Securities Dealers, Inc. ("NASD") and is in good standing with the NASD. Further, Purchaser is not subject to any of the disqualification provisions set forth in 17 C.F.R. 230.252, et. seq.

                  (m) NASD Approval. Purchaser understands and agrees that the Purchaser's acquisition of the Shares will be deemed a "change of control" of the Company requiring the approval of the NASD.

                  (n) '34 Act Filings. After the Closing Date and in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and rules promulgated thereunder, Purchaser shall complete and cause to be timely filed with the SEC on his behalf a Form 3 and a
Schedule 13D in connection with the securities he will receive hereunder and his appointment as a director and officer of this Company.

                  (o) No Breach. The execution and delivery of this Agreement, and the other documents, instruments and agreements contemplated hereby, and the consummation of the transactions contemplated hereby, will not
(i) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which, with notice or lapse of time, would constitute a default) under, or result in the creation of any security interest upon any of the properties or assets of Purchaser under, any note, mortgage, indenture, deed of trust, lien, lease, agreement, contract, license, permit or other instrument or restriction to which Purchaser is a party or by which it or any of its properties or assets may be bound or affected; or (ii) subject to NASD Approval, result in a material violation of any law, statute, rule, regulation, instrument, order, judgment or decree to which Purchaser or any of its properties is subject. Notwithstanding the foregoing, Purchaser is subject to a non-competition agreement with First Union Securities Financial Network ("First Union Securities") and Purchaser specifically represents, warrants and covenants to the Company that he has been advised by First Union Securities that it will modify the non-competition agreement to permit him to enter into this Agreement and the transactions contemplated herein ("FIRST UNION Consent"). In that regard, Purchaser will diligently pursue obtaining such consent in writing and delivering same to the Company.

         5. Representations and Warranties of Company. The Company hereby represents, warrants and covenants to the Purchaser that, in connection herewith:

                  (a) Organization and Standing. Company is a corporation duly organized and validly existing, and its status is active, under the laws of the State of Florida. Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as currently proposed to be conducted. Company is duly qualified and authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, prospects or financial condition.

                  (b) Corporate Power. Company has all requisite legal and corporate power and authority to (i) execute and deliver this Agreement, (ii) sell and issue the Shares hereunder, and (iii) carry out and perform its obligations under the terms of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby.

                  (c) Capitalization. The authorized capital stock of Company consists of 20,000,000 shares of common stock, par value $.0001 per share (the "COMMON STOCK"), of which 5,700,064 shares are issued and outstanding; and, 5,000,000 shares of blank check preferred stock, par value $.0001 per share, of which 5,000,000 shares have been designated as, Series A Convertible Preferred Stock ("Series A Preferred Stock"), of which 125,000 shares of Series A Preferred Stock are issued and outstanding. (On or before the Closing Date, the Company will amend its Articles of Incorporation to re-designate 4,875,000 Series A Preferred Stock as blank check preferred stock, leaving a total of 125,000 shares of designated Series A Preferred Stock.) The Company has reserved 150,000 shares of Common Stock for issuance upon conversion of the issued and outstanding Series A Convertible Preferred Stock. Company has also reserved 900,000 shares of Common Stock for issuance of stock options and other stock awards under its 2000 Incentive Compensation Plan (the "PLAN"). Non-qualified options to purchase an aggregate of 755,641 shares of Common Stock pursuant to the Plan are presently outstanding and unexercised, and the Company has reserved 755,641 shares of Common Stock for issuance upon exercise of these options. The Company additionally has outstanding non-qualified options to purchase an aggregate of up to 1,088,478 shares of Common Stock which are not subject to the Plan, and Company has reserved 1,088,478 shares of Common Stock for issuance upon exercise of these options. Except as contemplated herein and the exhibits hereto, there are no options, warrants, conversion rights, preemptive rights, rights of first refusal, or similar rights presently outstanding to purchase or otherwise acquire from the Company any of the Company's securities. Immediately after the Closing, the capitalization of the Company will be as set forth in SCHEDULE 5(C) attached hereto.

                  (d) Use of Proceeds. Company intends to use the $400,000.00 from the sale of the Company Shares substantially the purposes set forth on SCHEDULE 5(D) attached hereto; provided, however, Company does not represent that uses of such proceeds will not vary, subject to unforeseen events. In addition, Company shall not deviate from the use of proceeds for any item listed on SCHEDULE 5(D) by more than $2,500.00 in excess of the amount specified therein, without the consent of Mr. Leeds.

                  (e) Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance (or reservation for issuance) and delivery of the Shares and the performance of all of the Company's obligations hereunder have been taken or will be taken prior to the Closing. Upon execution and delivery by the Company and the Purchaser, this Agreement will constitute the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to (i) laws of


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general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and (ii) NASD approval of this Agreement.

                  (f) Valid Issuance of Shares. The Shares when issued, sold and delivered in compliance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. The Shares will be free and clear of any liens or encumbrances (except as such derive from Purchaser, as to which no representation and warranty is made by Company herein); provided, however, that the Shares may be subject to restrictions on transfer under applicable state and/or federal securities laws. The Shares are not subject to any preemptive rights, rights of first refusal or restrictions on transfer, except as such transfer restrictions may be imposed by federal and state securities laws..

                  (g) Offering. Subject to the accuracy of the Purchaser's representations in Schedule 4 hereof, and to its compliance with all applicable state and federal securities laws relating to its purchase of the Shares, the offer, sale and issuance of the Shares pursuant to the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and Florida state blue sky laws.

                  (h)      Broker-Dealer Registration; Etc.

                           (i)      The Company is registered as a
broker-dealer with the Securities and Exchange Commission (the "COMMISSION") and the Securities Division of the Florida Department of Banking and Finance, and is a member in good standing of the NASD.

                           (ii)     The Company and, to the extent applicable,
its subsidiaries, has filed all Form BDs and Form ADVs (including all amendments thereto) required to be filed with the Commission, each of which has complied with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") or the Investment Advisers Act of 1940, as amended, as the case may be, each as in effect on the date so filed. The Company has heretofore furnished to the Purchaser correct and complete copies of such Form BDs and Form ADVs (including all amendments thereto). None of such Form BDs or Form ADVs contained, when filed, any untrue statement of material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent amended or superseded by a subsequent filing with the Commission (a copy of which has been provided to the Company prior to the date hereof), none of the Form BDs or Form ADVs (including all amendments thereto) contains any untrue statement of a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All copies of such Form BDs and Form ADVs (including all amendments thereto) required to be filed with any state have been filed in a timely manner.

                           (iii)    Company and, to the extent applicable, its
subsidiaries, has filed all SRO Reports required to be filed with any self-regulatory organizations since January 1, 1999, each of which has complied with the rules of the self-regulatory organization, each as in effect on the date so filed. Company has heretofore furnished to the Purchaser correct and complete copies of the SRO Reports. None of the SRO Reports contained, when filed, any untrue statement of material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the self-regulatory organization (a copy of which has been provided to the Purchaser prior to the date thereof), none of the SRO Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                           (iv)     Company and, to the extent applicable, its
subsidiaries, has registered as a broker-dealer and investment adviser in each jurisdiction in which such registration has been required since January 1, 1999. Company and, to the extent applicable, its subsidiaries, has filed or caused to be filed all forms, reports, statements, and documents (including all Form U-4s on behalf of registered representatives) required to be filed with any state since January 1, 1999. All such forms, reports, statements, and documents are accurate in all material respects.

                  (i) Material Changes. Other than continuing operating losses incurred in the ordinary course of business, there has been no material adverse change in the Company's assets, liabilities or net worth as reported in Company's Form 10-QSB for the nine months ended September 30, 2001, as supplemented by the Company's audited financial statements for fiscal 2001 and as further supplemented by an unaudited interim profit and loss statement for the two months ended February 28, 2002, nor has there been a material adverse change in the Company's relationship with its lenders, suppliers, customers, employees, or its securities clearing firm, whether occurring in the ordinary course of business or otherwise; provided, however, no representation or warranty is given with respect to the aftereffects of events occurring on September 11, 2001 or the affect on the Company of current economic and market conditions generally.

                  (j) Tax Matters. The provisions made for Taxes reflected in the audited balance sheet at December 31, 2001 are sufficient for the payment of all Taxes of the Company through the date of the Closing. For the purposes hereof, "Taxes" means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, or other taxes, assessments, duties, fees, levies, or other governmental charges or assessments of any nature whatever imposed by any governmental requirement, whether disputed or not, together with any interest, penalties, or additional amounts with respect thereto.

                  (k) Certain Related Party Obligations. The information set forth on SCHEDULE 5(K) attached hereto is true, correct and complete as to any and all amounts payable by the Company to, or receivable by the Company from, in each case as a debt or other financial obligation (whether or not evidenced by a formal or other written instrument) any of its officers, directors, other affiliates or Educational Seminars of America, Inc.

                  (l) Subsidiaries. Except as set forth in SCHEDULE 5(L) attached hereto, the Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or directly, any equity interest in any corporation, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

                  (m) Beneficial Equity Ownership of Richard Parker. Richard Parker's beneficial equity ownership of the Company is as set forth on
SCHEDULE 5(M) attached hereto.

                  (n) Litigation. There are no actions, suits, proceedings or investigations pending or, to the Company's knowledge, threatened, which would seek to delay or prevent the consummation of the transactions contemplated herein or which may adversely affect or restrict the Company's ability to consummate the transactions contemplated herein. Except as set forth on SCHEDULE 5(N) hereto, no action, suit, proceeding or investigation is pending, or to the Company's knowledge, threatened, against the Company affecting or involving the Company's business, and the Company is not subject to any unsatisfied judgment, order, award, decision, injunction, or ruling entered, issued, made or rendered by any court, arbitrator or other governmental authority that would restrict the Company's ability to enter into this Agreement.

                  (o) Consents. Other than the NASD Approval, which as of this date has not been obtained, no consent, approval, qualification, order or authorization of, or filing with, any governmental authority is required in connection with the Company's valid execution, delivery or performance of this Agreement and the transactions contemplated herein, or the offer, sale or issuance of the Shares by the Company, or the consummation of any other transaction contemplated on the part of the Company hereby.

                  (p) No Breach. Subject to NASD Approval, the execution and delivery of this Agreement, and the other documents, instruments and agreements contemplated hereby, and the consummation of the transactions contemplated hereby, will not (i) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which, with notice or lapse of time, would constitute a default) under, or result in the creation of any security interest upon any of the properties or assets of the Company under, any note, mortgage, indenture, deed of trust, lien, lease, agreement, contract, license, permit or other instrument or restriction to which the Company is a party or by which it or any of its properties or assets may be bound or affected; or (ii) result in a material violation of any law, statute, rule, regulation, instrument, order, judgment or decree to which the Company or any of its properties is subject. Notwithstanding the foregoing, the change of control that will occur upon consummation of this Agreement will result in the acceleration of the vesting of options for 145,752 shares of Company common stock as set forth in SCHEDULE 5(P) hereto.

                  (q) Branch Offices; Licenses. The Company has, in addition to its home office located in Indialantic, Florida, a total of 54 branch and non-branch locations, of which 33 are NASD registered branches. The Company has 102 NASD registered representatives. The Company is licensed as a broker/dealer in 46 States (all except for North Dakota, New Hampshire, Maine and Vermont). Through certain of its subsidiaries, the Company is licensed as an insurance broker in 24 States. The Company has filed an investment adviser notice in 20 States.

                  (r) Existing Employment Agreements. The only employment agreements currently existing between the Company and management are agreements with Michael Dujovne dated on or about September 2000 and Ronald Caprilla dated December 1, 2000, and letters pertaining to same from each of Michael Dujovne (dated January 25, 2002) and Ronald Caprilla (dated January 25, 2002) have been provided to Purchaser.

                  (s) Permits and Licenses. The Company has all required permits, licenses, certificates and approvals from all local, state and federal governmental authorities having jurisdiction over the Company that are material to the operation of the Company's business and use of its assets.

                  (t) Compliance with Laws. The Company is in compliance with all local, state and federal laws, ordinances, rules and regulations applicable to, and material to, the operation of the Company's business and use of its assets.

                  (u) Material Contracts. Except as disclosed in SCHEDULE 5(U) hereto, the Company is not a party to any management, service, supply, maintenance or other contracts which are material to the operation of the Company's business or use of its assets.

         6.       Representations and Warranties of Parker as to Parker Shares.

                  (a) Title to Parker Shares. Parker has good, valid and marketable title to the Parker Shares, all of which stock has been duly authorized and validly issued and is fully paid and non-assessable, and is (and on the Closing Date will be) free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws). Parker is sole owner of the Parker Shares.

                  (b) Validity. Parker has the full legal right, power and authority to execute and deliver this Agreement and to consummate the transfer of the Parker Shares to Purchaser. Upon execution and delivery by Parker, Parker's agreement to transfer the Parker Shares will constitute the valid and legally binding obligation of Parker, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and (ii) NASD approval of this Agreement.

         7.       Purchaser's Conditions to Closing.

                  The Purchaser's obligations to purchase the Shares at the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties Correct. The representations and warranties made by the Company in Section 5 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on such date.

                  (b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with.

                  (c) Conditions. The NASD Approval and the First Union Consent shall have been obtained on or before the Closing Date.

                  (d) Additional Documents. The following agreements and documents shall be executed and delivered at Closing:

                           (i)      an employment agreement, signed by the
Company, pursuant to which Purchaser is employed by the Company as its CEO and Chairman and containing such other terms and conditions in substantially the form attached hereto as EXHIBIT A (the "LEEDS EMPLOYMENT AGREEMENT");

                           (ii)     a stock option agreement, signed by the
Company, evidencing an option grant to Purchaser (the "LEEDS OPTION") for 7,000,000 shares of the Company's common stock, exercisable at $0.25 per share, expiring December 31, 2007 (unless otherwise terminated under its terms) and containing such additional terms and conditions in substantially the form attached hereto as EXHIBIT B (the "LEEDS OPTION AGREEMENT"); and

                           (iii)    a shareholders voting agreement and
irrevocable proxy, signed by Richard Parker, pursuant to which Mr. Parker grants to Purchaser the right to vote (i) all shares of the Company's common stock owned by Richard Parker individually and as joint tenants with his spouse (who shall join in the voting agreement as to such jointly held shares), and
(ii) all shares of the Company's common stock that may be issued to Richard Parker upon exercise of stock options for 904,440 shares he currently holds or will hold pursuant to this Agreement, which shareholders voting agreement and irrevocable proxy shall expire on the fifth anniversary of the date of such agreement or as otherwise provided under the terms the agreement, and shall be in substantially the form attached hereto as EXHIBIT C (the "VOTING AGREEMENT").

         8. Company's Conditions to Closing. The Company's obligation to sell and issue the Shares at the Closing is, at the option of the Company, subject to the fulfillment as of the Closing Date of the following conditions:

                  (a) Representations. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on such date.

                  (b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing Date shall have been performed or complied with.

                  (c) Conditions. The NASD Approval and the First Union Consent shall have been obtained on or before the Closing Date.

                  (d) Purchase Price. The Company shall have received, in addition to the $100,000.00 previously delivered to the Company by the Purchaser, the balance of the purchase price of $400,000.00 on the Closing Date.

                  (e) Employment Agreement. Purchaser shall have executed and delivered to the Company the Leeds Employment Agreement. and delivered to the Company the Leeds Employment Agreement.

         9. Additional Closing Matters. In addition to the agreements and documents to be delivered at Closing under Sections 5 and 6, above, the following agreements and documents shall be executed and delivered to their respective parties at Closing:

                  (a) Parker Option Agreements. The Company and Richard Parker shall execute and deliver stock option agreements evidencing options granted by the Company in favor of Richard Parker permitting him to purchase 400,000 shares of the Company's common stock at $0.50 per share and 500,000 shares of the Company's common stock at $.10 per share, each expiring on December 31, 2007 (unless otherwise terminated under their terms), and containing such additional terms and conditions as substantially set forth in the form stock option agreements attached hereto as EXHIBIT D-1 and EXHIBIT D-2 (the "PARKER OPTION AGREEMENTS").

                  (b) Parker Employment Agreement. The Company and Richard Parker shall execute and deliver an employment agreement substantially in the form attached hereto as "EXHIBIT E" ("PARKER EMPLOYMENT AGREEMENT").

                  (c) Company Lease. The current lease of the Company's headquarters located at 25 Fifth Avenue, Indialantic, Florida 32903 ("Headquarters') between the Company as lessee and First America Living Trust, Inc. as landlord shall be terminated and replaced at Closing with a new lease for 85% of the Headquarters space, with lease terms structured so as to reimburse the landlord only for its costs associated with the building ownership without any markup or profit, which new lease shall be in substantially the form attached hereto as "EXHIBIT F" (the "MASTER LEASE")

                  (d) ESA Lease. A lease between Educational Seminars of America, Inc. ("ESA") as lessee and First America Living Trust, Inc., as landlord for 15% of the Headquarters space, with lease terms structured the same as for the Company Lease, which ESA lease shall be in substantially the form attached hereto "EXHIBIT G" (the "ESA LEASE").

                  (e) Cancellation and Delivery of Bridge Loan Documents. Purchaser shall cancel and deliver to Parker at Closing the Bridge Loan Documents, including but not limited to the Bridge Promissory Note and Pledge Agreement.

                  (f) Board Resolutions. The Company shall deliver a copy of resolutions adopted by the Company's Board of Directors effective as of the Closing Date and certified by the Secretary of the Company: (A) approving this Agreement and the transactions contemplated herein, (B) approving the Leeds and Parker Employment Agreements; (C) granting the Leeds Option and Parker Options and approving the Leeds and Parker Option Agreements, (D) approving the Voting Agreement; (E) approving the Summit Lease and ESA Lease; (F) adjusting the size of the Board of Directors to five (5) members, (G) accepting the resignations of two directors; (H) appointing Purchaser and two of Purchaser's representatives to the Company's Board of Directors, and (I) electing Purchaser as the Chairman and Chief Executive Officer of the Company.

         10.      Additional Agreements of the Parties.

                  (a) D&O Insurance: The Company shall obtain a minimum of $1,000,000 of Directors' and Officers' ("D&O") liability insurance coverage for its directors and executive officers as soon as possible after the Closing.

                  (b) Diligence in Obtaining Consents. The Company and Purchaser shall work diligently toward obtaining the NASD Approval and the First Union Consent.

                  (c) No Material Adverse Change. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, Company will:

                           (i)      operate its business only in the "ordinary
course" in the same manner as it has been conducted in the recent past, which would include no change in Company's securities clearing firm relationship;

                           (ii)     purchase no capital equipment or other
capital items with a price greater than $1,000 individually or $2,000 in the aggregate without the prior approval of Purchaser;

                           (iii)    not sell, encumber, or otherwise remove any
of the assets of the Company other than in the ordinary course of its business.

                           (iv)     not increase salaries, pay bonuses, pay
dividends, pay shareholder distributions, make either interest or principal payments on shareholder or related party notes or loans, or otherwise withdraw funds from the business other than in the ordinary course;

                           (v)      sell or issue any shares or other equity
securities of the Company, except shares that might be purchased as the result of an exercise of any options outstanding on the date of this Agreement; and

                           (vi)     take no actions which might be materially
adverse to the interests of the Company, its business, Purchaser, or the transactions contemplated herein

         11. Confidentiality. Purchaser agrees that (except as may be required by law) he will not disclose or use and he will cause his agents, employees, representatives and advisers (the "PURCHASER'S AGENTS") not to disclose or use, any Confidential Information (as defined below) with respect to the Company furnished, or to be furnished by the Company, its agents, employees, representatives or advisers to Purchaser or Purchaser's Agents in connection herewith at any time or in any manner and will not use such information other than in connection with his evaluation of the transactions contemplated herein. For the purposes of this Section 11, "Confidential Information" means the Company business plans, customer lists, methods of operation, employee and independent contractor information, and any other information identified as confidential in writing to Purchaser or Purchaser's Agents by the Company. If the Closing is not consummated, Purchaser and Purchaser's Agents will promptly return all Company's documents, contracts, records, or properties and any copies thereof, to Company. Notwithstanding the foregoing, any such Confidential Information may be disclosed: (a) to Purchaser's employees, representatives, agents and advisers who need to know such information for the purpose of evaluating the transactions contemplated herein; (b) if the Company consents to such disclosure in writing; or (c) the information becomes public knowledge through no fault of Purchaser; or (d) if required by law.

         12.      Indemnification.

                  (a) The Company shall indemnify the Purchaser and hold him harmless, upon demand, from and against any losses, damages, expenses or liabilities, including without limitation reasonable attorneys' fees and expenses (individually and collective defined in this Section 12 as "Losses"), which the Purchaser may sustain, suffer or incur arising from or in connection with the Company's material breach of any covenant, representation, warranty, agreement, obligation or undertaking of the Company hereunder.

                  (b) Parker shall indemnify the Purchaser and hold him harmless upon demand, from and against any Losses which the Purchaser may sustain, suffer or incur arising from or in connection with his material breach of any covenant, representation, warranty, agreement, obligation or undertaking of Parker hereunder.

                  (c) The Purchaser shall indemnify the Company and Parker and hold them harmless, upon demand, from and against any Losses which the Company or Parker may sustain, suffer or incur arising from or in connection with the Purchaser's material breach of any covenant, representation, warranty, agreement, obligation or undertaking of Purchaser hereunder.

                  (d) A party hereunder shall have no liability under this Agreement to indemnify under either Section 12(a), Section 12(b) or Section 12(c) above, in each case unless the party against whom such claim is asserted (the "Indemnifying Party') receives notice of claim in writing from the party seeking indemnification (the "Indemnified Party") on or before the two-year anniversary of the Closing Date, or, (i) with respect to Losses relating to a breach of any warranties under Section 5(j) above, the expiration of the final statute of limitations for the those tax returns to which the Taxes reflected in the audited balance sheet for December 31, 2001 relate; and (ii) with respect to the warranties under Sections 4(i), (5(a), 5(b), 5(c), 5(e), 5(f), 6(a) and 6(b) above, such warranties shall survive Closing indefinitely. Notwithstanding the foregoing, no party hereto shall seek indemnification from another party for failure to obtain the First Union Consent or the NASD Approval. Further, the Company and shall hold Purchaser harmless with respect to such failure to obtain the First Union Consent or the NASD approval.

                  (e) All claims by any Indemnified Party hereunder shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 12(d) has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any governmental authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

                           (i)      take such action as the Indemnifying Party
may reasonably request in connection with such action,

                           (ii)     allow the Indemnifying Party to dispute
such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

                           (iii)    render to the Indemnifying Party all such
assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

         13. Publicity. The Company is subject to the public disclosure requirements of the Exchange Act of 1934, as amended, and the rules promulgated thereunder. With respect to this Agreement and the transactions contemplated hereby, Purchaser consents to such disclosures and will reasonably assist the Company in the preparation of such disclosures and any other documents or filings required by either federal or state securities laws or regulations. However, in no event shall Purchaser release any information to the public regarding this Agreement or the transactions contemplated herein without the prior written consent of the Company.

         14. Governing Law; Jurisdiction. This Agreement will be governed by, construed and enforced in accordance with the laws of the State of Florida.

         15. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and terminates any prior communication, agreement or understanding, whether written or oral. This Agreement may be modified only by a writing signed by all parties.

         16. Notices. Whenever notice is provided for in this Agreement, it shall be given in writing and hand delivered, or mailed by registered or certified mail, return receipt requested, or sent by facsimile to the party or parties to whom addressed at the addresses or facsimile numbers set forth below: The date of delivery shall be the date received if delivered by hand or sent by facsimile, or within three (3) days of mailing, if mailed. Any party may change the address to which notice shall be delivered or mailed by notice given pursuant to this Section 14.

         If to Purchaser:           Marshall T. Leeds
                                    4040 Sanctuary Lane
                                    Boca Raton, Florida 33431
                                    Facsimile:  (561) 347-6705

         With copy to:              W. Randy Eaddy, Esq.
                                    Kilpatrick Stockton LLC
                                    1100 Peachtree Street, Suite 1100
                                    Atlanta, Georgia 30309
                                    Facsimile:  (404) 815-6555

         If to Company:             Summit Brokerage Services, Inc.
                                    25 Fifth Avenue
                                    Indialantic, Florida 32903
                                    Attn:  Richard Parker, Chairman
                                    Facsimile:  (321) 724-2303

         With copy to:              Sandra C. Gordon, Esq.
                                    Greenberg Traurig, P.A.
                                    450 S. Orange Avenue, Suite 650
                                    Orlando, Florida 32801
                                    Facsimile:  (407) 420-5909

         17. Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, beneficiaries, legal representatives, successors, and assigns (including successive as well immediate successors to and assigns of said parties).

         18. Severability. In the event that any of the provisions of this Agreement, or portions thereof, are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

         19. Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         20. Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument. Facsimile signatures hereto or signed signature pages transmitted and received by facsimile shall have the same legal force and effect as original signatures.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and the year first set forth above.


                                    COMPANY:


                                    SUMMIT BROKERAGE SERVICES, INC.,
                                    a Florida corporation


                                    By:  /s/ Richard Parker
                                       ----------------------------------------
                                       Richard Parker, Chairman and
                                       Chief Executive Officer


                                    PURCHASER:


                                    /s/ Marshall T. Leeds
                                    -------------------------------------------
                                    Marshall T. Leeds

                                 SCHEDULE 5(C)

                          CAPITALIZATION POST-CLOSING

The following will be the capitalization of Company upon the closing of the sale of the Shares:

The authorized capital stock of Company consists of 20,000,000 shares of common stock, par value $.0001 per share (the "COMMON STOCK"), of which 9,700,064 shares are issued and outstanding; and, 4,875,000 shares of blank check preferred stock, par value $.0001 per share, of which 125,000 shares have been designated as, and are issued and outstanding as, Series A Convertible Preferred Stock. Company has reserved 150,000 shares of Common Stock for issuance upon conversion of the issued and outstanding Series A Convertible Preferred Stock. Company has also reserved 900,000 shares of Common Stock for issuance of stock options and other stock awards under its 2000 Incentive Compensation Plan (the "PLAN"). Non-qualified options to purchase an aggregate of 755,641 shares of Common Stock pursuant to the Plan are presently outstanding and unexercised, and the Company has reserved 755,641 shares of Common Stock for issuance upon exercise of these options. The Company additionally has outstanding non-qualified options to purchase an aggregate of up to 1,008,478 shares of Common Stock which are not subject to the Plan, and Company has reserved 1,008,478 shares of Common Stock for issuance upon exercise of these options. In addition, the Company has reserved 7,900,000 shares of Common Stock for non-qualified stock options pursuant to the Stock Purchase Agreement. Except as contemplated herein, there are no options, warrants, conversion rights, preemptive rights, rights of first refusal, or similar rights presently outstanding to purchase or otherwise acquire from the Company any of the Company's securities.

                           USE OF PROCEEDS - CLOSING

Proceeds (Balance of purchase price)                                $400,000.00

Uses:
         Additional Salaries                         $48,000
         Accounts Payable                            $65,000
         Dividends - Preferred Stock                 $15,000
         Legal fees(1)                               $70,000
         D&O Insurance renewal(2)                    $20,000
         Monthly Business Expansion(3)               $40,000
         Working Capital                             $72,000
         Reserve for increase net capital            $70,000
                                                     -------
                                                                    $400,000.00


---------
(1) Greenberg Traurig, P.A. - to be paid on account for Leeds transaction and existing accounts receivable

(2)      Monthly payments for four months on D&O Ins. renewal

(3)      Burn rate of $10,000 per month for four months

                                 SCHEDULE 5(K)

                           RELATED PARTY OBLIGATIONS
                  (PAYABLES TO OR RECEIVABLES FROM AFFILIATES)


OWED TO:                              $ AMOUNT
Summit Group of Companies, Inc.       $40,000.00  Non-cash obligaton (WalMart
                                      common stock)
Richard Parker                        $12,500.00  Balance of Advance to Company
                                      (to be repaid in monthly installments
                                      over six months)
Richard Parker                        $  6,024.99  Commissions Due

OWED FROM:
Summit Group of Companies, Inc.       $14,982.92  Balance from transfer of
                                      office Furniture, etc. (when management
                                      company relationship was terminated).

                                 SCHEDULE 5(L)

                                  SUBSIDIARIES

1.       SBS Insurance Agency of Florida, Inc.

2.       SBS of California Insurance Agency, Inc.

3.       Summit Financial Group, Inc.

4.       Summit Holding Group, Inc.

                                 SCHEDULE 5(M)

                     BENEFICIAL OWNERSHIP OF RICHARD PARKER

                       (AS OF 03/22/02; PRIOR TO CLOSING)


A.       COMMON STOCK

         3,743,920         Solely and directly by Richard
            45,000         As Trustee of two foundations and one charitable
                           remainder trust
           497,675         Jointly with Wife
            27,000         Solely and directly by Wife

         4,313,595         TOTAL

B.       OPTIONS

         549,170           Solely and directly by Richard
         160,000           Solely and directly by Wife
         -------

         709,170

C.       COMMON STOCK AND OPTIONS

         5,022,765, which is approximately 80% beneficial ownership of the outstanding.

                                 SCHEDULE 5(N)

                          LITIGATION/OTHER PROCEEDINGS


         1. On March 6, 2002, the Company learned that it had not meet its net capital requirements on December 31, 2001 and in respect thereof, the Company contacted the NASD and will be filing by March 26, 2002, with the NASD an amended FOCUS report for the quarter ended December 31, 2001. In connection with the forgoing, the Company expects its outside auditing firm to conduct its normal quarterly review at the Company's offices in April, 2002 to review the Company's records.

         2. CURRENT LITIGATION: The following NASD arbitrations are currently pending against the Company:

                  A. Nock v. Summit Brokerage Services, Inc., NASD Case No. 01-0229

                  B. Loiselle v. Summit Brokerage Services, Inc., NASD Case No. 01-03640

         Purchaser acknowledges that the Company has disclosed to Purchaser, and Purchaser has reviewed, summaries and actual documents relating to these arbitrations.

         3. THREATENED LITIGATION: The following customer(s) have submitted a written complaint which the Company has reason to believe may result in litigation, but no action has been taken by the customer as of the date of this agreement: Carol Jones.

         Purchaser acknowledges that the Company has disclosed to Purchaser, and Purchaser has reviewed, summaries and actual documents relating to these complaint(s).

         4.       PAST ACTIONS WHICH MAY RESTRICT THE COMPANY'S ABILITY TO DO
BUSINESS: As a result of Consent Order No. 09-11-S entered by the Arkansas Securities Division in 1999, the Company may not open new branch offices, solicit new customers or open new accounts, or conduct options activities in Arkansas or with Arkansas customers until that portion of the order expires on April 30, 2002.

         Purchaser acknowledges that the Company has disclosed to Purchaser, and Purchaser has reviewed, summaries and the actual Consent Order in this administrative case.

                                 SCHEDULE 5(P)

                           ACCELERATED OPTION VESTING


                                                                                   CUMULATIVE         EXERCISE
                                              1999                2000                TOTAL            PRICE*
                                              ----                ----             ----------         --------

John Barton                                     686               1,624              2,310
John Howard                                     925                 790              1,715
Tom Massebeau                                 3,790               3,903              7,693
Tom Musbach                                   1,511               1,161              2,672
Matt Repass                                   1,005                  --              1,005
Jim Suits                                       694                  --                694
Tim Wells                                     1,262                  --              1,262
Charles Newman                                7,200               8,000             15,200
Denise Mortellaro                             1,800               2,000              3,800
Jeff Hopper                                  18,000              20,000             38,000
JoAnn Russell                                 1,800               2,000              3,800
Neal Hughes                                  18,000              20,000             38,000
Renee Iverson                                 9,800              10,000             19,800
Susan DiBartolo                               1,800              10,000             11,800
         TOTAL ACCELERATED OPTIONS                                                 145,752

*        All of the foregoing options have exercise prices of $2.50 per share.

                                 SCHEDULE 5(U)

                               MATERIAL CONTRACTS

TECHMATE                                  Software rental monthly - WinOps
Florida Copy                              Copier maintenance
Atlantic Business                         Copier lease/maint
Panthus                                   Computer lease
Advantage leasing                         Furniture and equipment lease
GE Capital                                Furniture and equipment lease
Jaguar Finance                            Auto Lease
CQG                                       Stock quotes
Private Mini Storage                      Storage space
Bell South                                Yellow pages advertising
FAST                                      Stock transfer agent
Health First                              Group health insurance plan - staff
Allied National Ins.                      Group dental plan
AFLAC                                     Group supplemental ins. Plan
Blue Cross                                Group health insurance plan - reps
First Insurance Funding                   Finance agreement - E & O policy
Dain Correspondent Services               Clearing firm
First Clearing Corp.                      Clearing firm

                                   EXHIBIT A


                          [LEEDS EMPLOYMENT AGREEMENT}

                                   EXHIBIT B

                            [LEEDS OPTION AGREEMENT]

                                   EXHIBIT C

                               [VOTING AGREEMENT]

                                  EXHIBIT D-1

                           [PARKER OPTION AGREEMENT]

                                  EXHIBIT D-2

                           [PARKER OPTION AGREEMENT]

                                   EXHIBIT E

                         [PARKER EMPLOYMENT AGREEMENT]

                                   EXHIBIT F

                                 [SUMMIT LEASE]

                                   EXHIBIT G

                                  [ESA LEASE]